Loan No. RX0785S1E

AMENDED AND RESTATED
PROMISSORY NOTE AND SUPPLEMENT

THIS AMENDED AND RESTATED PROMISSORY NOTE AND SUPPLEMENT (this "Promissory Note and Supplement") is entered into as of August 6, 2014 between CONNECTICUT WATER SERVICE, INC., a Connecticut corporation (the “Company”) and COBANK, ACB, a federally chartered instrumentality of the United States (the "Lender"), and supplements the Master Loan Agreement between the parties dated as of June 29, 2009 (as amended or restated from time to time, the “MLA”). Capitalized terms used herein and not defined herein shall have the meanings given to those terms in the MLA.

BACKGROUND

The Company and CoBank are parties to a Promissory Note and Supplement dated as of June 29, 2009, and various amendments thereto (collectively, the “Existing Note and Supplement”). The parties now desire to amend and restate the Existing Note and Supplement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend and restate the Existing Note and Supplement to read as follows:

SECTION 1.     Revolving Credit Commitment. On the terms and subject to the conditions set forth in the MLA and this Promissory Note and Supplement, CoBank agrees to make loans (the “Loans”) to the Company from time to time during the period set forth below, in an aggregate principal amount not to exceed, at any one time outstanding, $15,000,000 (the “Commitment”). Within the limits and during the term of the Commitment, the Company can borrow, prepay and reborrow.

SECTION 2.    Purpose. The purpose of the Commitment is to finance capital expenditures and general corporate needs of the Company, CWC, and the other regulated water companies that are Subsidiaries of the Company.

SECTION 3.    Term. The term of the Commitment shall be from the date hereof up to and including July 1, 2016, or such later date as CoBank may, in its sole discretion, authorize in writing (the “Maturity Date”).

SECTION 4.     Availability. The Loans will be made available as provided in Section 2.02 of the MLA.

SECTION 5.    Interest.

(A)    Rate Options. The Company agrees to pay interest on the unpaid balance of the Loans in accordance with one of more of the following interest rate options, as selected by the Company:

(1)    Weekly Variable Rate Option. At a rate per annum equal to the rate of interest established by CoBank on the first Business Day of each week (the “Variable Rate Option”). The rate established by CoBank shall be effective until the first Business Day of the next week and each change in the rate shall be applicable to all balances subject to this option. Information about the then current rate shall be made available upon telephonic request.

(2)    Quoted Rate Option. At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance (the “Quoted Fixed Rate Option”). Under this option, rates may be fixed on such balances and for such periods (each, a “Quoted Fixed Rate Period”), as may be agreeable to CoBank in its sole discretion in each instance, provided that: (1) rates may not be fixed for Quoted Fixed Rate Periods of less than 30 days; (2) rates may only be fixed on balances of $100,000.00 or in increments of $100,000 in excess thereof; and (3) the maximum number of balances that may be subject to this option at any one time shall be five (5).

(3)    LIBOR Option. At a fixed rate per annum equal to "LIBOR" (as hereinafter defined) plus 1.50% per annum (the “LIBOR Option”). Under this option rates may be fixed: (A) for "Interest Periods" (as hereinafter defined) of 1,2, 3, and 6 months, as selected by the Company; provided, however, that in no event may rates be fixed for Interest Periods expiring after the Maturity Date; (B) on balances of $500,000 or in increments of $500,000 in excess thereof; (C) on a "Banking Day" (as hereinafter defined) on 3 Banking Days’ prior notice; and (D) on not more than five (5) separate balances at any one time. For purposes hereof: (a) "LIBOR" shall mean the rate (rounded upward to the nearest sixteenth of a percentage point and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as hereinafter defined) or required by any other federal law or regulation) quoted by ICE Benchmark Administration (“ICE”), or, if the ICE ceases to quote such interest rate, a successor entity thereto providing such quotations, at 11:00 a.m. London time 2 Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company, as published by Bloomberg or another major information vendor listed on ICE’s official website; (b) "Banking Day" shall mean a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; and (c) "Interest Period" shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3, or 6 months thereafter, as the case may be; provided, however, that: (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) “Eurocurrency Liabilities” shall have meaning as set forth in FRB Regulation D; and (e) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

(B)    Elections. Subject to the limitations set forth above, the Company: (1) shall select the applicable rate option(s) at the time it requests a Loan; (2) may, on any Business Day, elect to convert balances bearing interest at the Variable Rate Option to the Quoted Fixed Rate Option; (3) may, on the last day of any Quoted Fixed Rate Period, elect to refix the rate under the Quoted Fixed Rate Option or convert the balance to the Variable Rate Option; (4) may, on the last day of any Interest Period, elect to convert balances bearing interest at the LIBOR Option to the Variable Rate Option or Quoted Fixed Rate Option; and (5) may, on three Banking Days' prior notice, elect to convert balances bearing interest at the Variable Rate Option or the Quoted Fixed Rate Option to the LIBOR Option or refix a rate under the LIBOR Option; provided, however, that balances bearing interest at the Quoted Fixed Rate Option or the LIBOR Option may not be converted to or continued under the LIBOR Option until the last day of the Quoted Fixed Rate Period or Interest Period applicable thereto. In the absence of an election provided for herein, the Company shall be deemed to have elected the Variable Rate Option. All elections provided for herein may be made telephonically, in writing, or, if agreed to in a separate agreement, electronically, and must be received by

12:00 noon Company’s local time on the applicable day. Any election made telephonically, shall be promptly confirmed in writing if so requested by CoBank.

(C)    Calculation and Payment. Interest shall be calculated on the actual number of days each Loan is outstanding on the basis of a year consisting of 360 days. In calculating interest, the date each Loan is made shall be included and the date each Loan is repaid shall, if received before 3:00 P.M. Mountain time, be excluded. Interest shall be: (1) calculated quarterly in arrears as of the end of each calendar quarter and on the Maturity Date; and (2) due and payable on the 20th day of each April, July, October, and January, and on the Maturity Date. Notwithstanding the foregoing, at CoBank’s option, interest on balances bearing interest at the LIBOR Option shall be payable on the last day of the Interest Period or, in the case of Interest Periods of longer than three months, at three month intervals.

(D)    Additional Provisions Regarding LIBOR Option. Notwithstanding any other provision hereof, CoBank shall have the right to temporarily suspend or permanently terminate the Company’s ability to fix rates under the LIBOR Option or for one or more Interest Periods if, for any reason whatsoever (including a change in Law): (1) LIBOR is no longer being quoted in the London interbank market or is no longer being quoted for an Interest Period; (2) CoBank is prohibited from offering rates based on LIBOR; or (3) CoBank’s cost to fund balances bearing interest at the LIBOR Option (as determined by CoBank in its sole discretion) increases beyond any corresponding increase in LIBOR or decreases less than any corresponding decrease in LIBOR. In addition, if as a result of a change in Law or otherwise, CoBank is required to allocate additional capital to, or otherwise bear increase costs as a result of maintaining balances under, the LIBOR Option, the Company agrees to indemnify CoBank upon demand against all such costs.

SECTION 6.    Fees. The Company agrees to pay to CoBank a commitment fee on the average daily unused portion of the Commitment from the date hereof until the date the Commitment expires or is terminated at the rate of 0.15% per annum (calculated on a 360 day basis). Such fee shall be: (A) calculated quarterly in arrears on the last day of each calendar quarter and on the date the Commitment expires or is terminated; and (B) payable on the 20th day of each April, July, October, and January and on the date the Commitment expires or is terminated. Such fee shall be payable for each quarter or portion thereof occurring during the original or any extended term of the Commitment; provided, however, that nothing contained herein shall constitute an agreement to extend the term of the Commitment.

SECTION 7.    Promissory Note. The Company promises to pay to repay the Loans to CoBank on the Maturity Date. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the Loans at the times and in accordance with the rate options set forth above. If any date on which principal or interest is due is not a Business Day, then such payment shall be due and payable on the next Business Day and, in the case of principal, interest shall continue to accrue on the amount thereof.

SECTION 8.    Prepayment. Subject to Section 10.01 of the MLA, the Company may prepay the Loans in whole or part.

SECTION 9.    Counterparts. This Promissory Note and Supplement may be executed in counterparts (and by different parties in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement. In addition, this Promissory Note and Supplement may be delivered by electronic means.

(signature page follow)

IN WITNESS WHEREOF, the parties have caused this Promissory Note and Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		CONNECTICUT WATER SERVICE, INC.

By:	/s/ Shannon Davoren	By:	/s/ David C. Benoit

Title:	Assistant Corporate Secretary	Title:	Senior Vice President – Finance and Chief Financial Officer